                             FREE WRITING PROSPECTUS
                           FILED PURSUANT TO RULE 433
                    REGISTRATION STATEMENT NO.: 333-127779-03

Subject: CMBS NEW ISSUE: BACM 2005-6 PUBLIC FULL PRICING

Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through
Certificates, Series 2005-6

$2.742B NEW ISSUE CMBS

Joint Bks/LDS:    Banc of America Securities LLC/Bear Stearns & Co. Inc.
Co-Lead Mgr:      Barclays Capital Inc.
Co-Managers:      Deutsche Bank Securities Inc./Morgan Stanley
Rating Agencies:  Moody's and S&P

Expected Timing:
----------------
Settlement - December 29, 2005
Dated Date - December 1, 2005
Legal Final - September 10, 2047
1st Coupon Pay Date - January 10, 2006

-----------------------------------------------------------------------------------------------------------
              SIZE                                                                     MOD
  CLASS      ($MM)       (M/S&P)        WAL       SPRD        YLD         CPN          DUR          PX
-----------------------------------------------------------------------------------------------------------

   A-1       119.0       Aaa/AAA        3.04      S+10       4.9147     5.0010        2.706     100.251362
-----------------------------------------------------------------------------------------------------------
   A-2       206.5       Aaa/AAA        4.89      S+22       5.0714     5.1650        4.214     100.503816
-----------------------------------------------------------------------------------------------------------
   A-3        50.0       Aaa/AAA        6.80      S+34       5.2340     5.1820*       5.576     100.343820
-----------------------------------------------------------------------------------------------------------
   A-SB      189.0       Aaa/AAA        7.46      S+33       5.2381     5.1820*       5.995     100.343703
-----------------------------------------------------------------------------------------------------------
   A-4     1,355.0       Aaa/AAA        9.70      S+30       5.2552     5.1820*       7.407     100.317904
-----------------------------------------------------------------------------------------------------------
   A-M       274.2       Aaa/AAA        9.89      S+34       5.2995     5.1820*       7.515     100.000252
-----------------------------------------------------------------------------------------------------------
   A-J       215.9       Aaa/AAA        9.95      S+42       5.3808     5.1820*       7.537      99.391055
-----------------------------------------------------------------------------------------------------------
    B         27.4       Aa1/AA+        9.95      S+46       5.4208     5.1820*       7.531      99.090764
-----------------------------------------------------------------------------------------------------------
    C         30.9        Aa2/AA        9.95      S+49       5.4508     5.1820*       7.527      98.866280
-----------------------------------------------------------------------------------------------------------
    D         20.6       Aa3/AA-        9.95      S+51       5.4708     5.1820*       7.525      98.716973
-----------------------------------------------------------------------------------------------------------
    E         20.6        A1/A+         9.95      S+55       5.5108     5.1820*       7.519      98.419192
-----------------------------------------------------------------------------------------------------------
    F         34.3         A2/A         9.95      S+59       5.5508     5.1820*       7.514      98.122519
-----------------------------------------------------------------------------------------------------------

  * WAC Coupon

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the
SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to
dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

-----------------------
IRS Circular 230 Legend: Any advice contained herein was not intended or written to be used, and cannot be used, for the purpose of avoiding U.S. federal, state, or local tax penalties. Unless otherwise specifically indicated above, you should assume that any statement in this email relating to any U.S. federal, state, or local tax matter was written in connection with the promotion or marketing by other parties of the transaction(s) or matter(s) addressed in this email. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

================================================================================
ANY DISCLAIMERS OR OTHER NOTICES ARE NOT APPLICABLE TO THIS COMMUNICATION AND
SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY
GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER
EMAIL SYSTEM.